AXM PHARMA, INC. TO HOST CONFERENCE CALL FOR RECORD SECOND QUARTER RESULTS

LAS VEGAS, NV — August 9, 2005 — AXM Pharma, Inc. (AMEX: AXJ) announced today that it will release its second quarter 2005 results on Monday August 15, 2005.  A conference call will be at 4:10 p.m. EDT. The Company will discuss how 2004 laid the foundation for what the Company anticipates will be a record 2005 and the second quarter results that include profitability.

The dial in number is will be provided shortly. A copy of the script will be available on the Company's web site www.axmpharma.com and in an 8K filing with the Securities and Exchange Commission. In addition, a telephone replay will be available.

The Company is also pleased to announce that several of the Series C shareholders from the round of financing completed in April have voluntarily exercised warrants totaling $2,060,000 of which $1,414,290.60 has been received with a balance of $645,709 expected to be received shortly ..  The proceeds of the warrant conversion will be used for working capital and towards the additional purchase orders for the Company’s products. Full details of the exercise of the Company’s warrants can be found in an 8K filing with the Securities and Exchange Commission.

AXM Pharma Inc., http://www.axmpharma.com, through its wholly owned subsidiary, Werke Pharmaceuticals, Inc., is the 100% owner of AXM Pharma Shenyang, Inc. ("AXM Shenyang"), a Wholly Foreign Owned Enterprise ("WFOE") under the laws of the People's Republic of China. AXM Shenyang is located in the City of Shenyang, in the Province of Liaoning, China. AXM Shenyang and its predecessor company Shenyang Tianwei Pharmaceutical Factory, Ltd. ("STPF"), has an operating history of approximately 10 years. AXM Shenyang historically has been a manufacturer of proprietary and generic pharmaceutical products, which include injectables, capsules, tablets, liquids and medicated skin products for export and domestic Chinese sales. For additional information on AXM Pharma Inc, please visit http://www.iccinfo.com or call Investor Communications Company, LLC at 866 562 0134.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this news release include certain predictions and projections that may be considered forward-looking statements under securities law. These statements involve a number of important risks and uncertainties that could cause actual results to differ materially including, but not limited to, the performance of joint venture partners, as well as other economic, competitive and technological factors involving the Company's operations, markets, services, products and prices. With respect to AXM, except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, AXM's extremely limited operating history, uncertainties related to the Company's access to additional capital, competition and dependence on key management.

Contact:

     Contact Information:

     Tom Bostic

     Investor Communications Company, LLC

     (866) 562-0134